Exhibit 10.15

ALIEN TECHNOLOGY CORPORATION

BOB EULAU EMPLOYMENT AGREEMENT

This Agreement is entered into as of February 22, 2006 by and between Alien Technology Corporation (the “Company”) and Bob Eulau (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. Executive shall work exclusively for the Company during the Employment Term, provided however, that Executive may participate in outside activities, as long as such activities do not interfere with the obligations described hereunder, are not for competitors and are consistent and in compliance with the Company’s conflict of interest policy; provided further, that Executive must obtain prior approval from the Nominating Committee of the Company’s Board of Directors for any Board memberships other than Portal Software, Inc. (which approval will not be unreasonably withheld).

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause (as defined in Section 10) or for any or no Cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Term of Agreement. This Agreement will remain in effect from the Executive’s initial hire date, which will occur on or about March 2, 2006 (the “Effective Date”), until his employment terminates and both parties have satisfied all of their obligations under this Agreement.

4. Compensation.

(a) Base Salary. As of the Effective Date, the Executive will receive a regular base salary of $9,615.38, which will be paid bi-weekly (this equates to an annual salary of $250,000 and referred to herein as the “Base Salary”) in accordance with the Company’s normal payroll procedures and be subject to the usual, required withholdings.

(b) Incentive Compensation. The Executive will be eligible for an annual performance bonus with a target amount of $250,000 based on the Company meeting its planned achievement targets, with upside potential beyond that amount. In subsequent fiscal years, Executive’s incentive compensation will be determined and paid in the same manner and to the same level established by the Company’s Compensation Committee and Board of Directors for senior executives of the Company.

(i) Advance. In addition, the Company agrees to pay Executive, within ten (10) days of the Effective Date, the sum of $150,000 (“Bonus Advance”), which will be an advance against Executive’s first year performance bonus. In the event Executive’s first year performance bonus is equal to or greater than $150,000, the Company will be entitled to deduct the Bonus Advance against amounts payable to Executive. Subject to the repayment obligations described below, the Company will not seek reimbursement of the Bonus Advance in the event Executive’s first year performance bonus is less than $150,000.

(ii) Repayment. If, for any reason, Executive’s employment by the Company is terminated within 3 months of his initial start date, Executive agrees to repay to the Company 100% of the Advance Bonus received by Executive within 10 days of his termination date. If, for any reason, Executive’s employment by the Company is terminated after 3 months but before 6 months of Executive’s initial start date, Executive agrees to repay to the Company 66.7% of the Advance Bonus received by Executive within 10 days of his termination date. If, for any reason, Executive’s employment by the Company is terminated after 6 months but before 9 months of Executive’s initial start date, Executive agrees to repay to the Company 33.3% of the Advance Bonus received by Executive within 10 days of his termination date. In the event a Change of Control (as defined in Section 10 below) occurs less than nine months following Executive’s initial hire date, Executive will have no obligation to repay any portion of the Advance Bonus.

(c) Options. The Company will recommend at the first meeting of the Company’s Board of Directors following Executive’s start date that the Company grant Executive an option to purchase one million one hundred thousand (1,100,000) shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant. Shares subject to such option shall vest monthly over 48 months in equal monthly amounts (with 1/48th of such shares vesting each month, commencing one month after the Effective Date), subject to Executive’s continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Senior Executive Stock Option Plan and Stock Option Agreement (collectively the “Option Plan”). To the extent possible under the Option Plan, the options shall be granted as incentive stock options. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

(d) Restricted Stock. The Company will recommend at the first meeting of the Company’s Board of Directors following Executive’s start date that the Company grant Executive rights to purchase four hundred thousand (400,000) shares of the Company’s Common Stock. Shares subject to such rights shall vest quarterly over 4 years in equal quarterly amounts (commencing one quarter after the Effective Date), subject to Executive’s continuing employment with the Company. This stock purchase right shall be subject to the terms and conditions of the Company’s Senior Executive Stock Option Plan and Stock Repurchase Right Agreement. No right to any stock is earned or accrued until such life that vesting occurs, nor does the grant confer any right to continue vesting or employment.

5. Employee Benefits. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other employees of the Company; as such plans, policies, and arrangements may exist from time to time, subject to the continued benefits described in Section 8 below. The Company may modify benefits from time to time as it deems necessary. In addition, all officer compensation matters are subject to Board Compensation Committee oversight.

6. Expenses. The Company will reimburse Executive for all reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, the Executive shall be entitled to (a) all Base Salary accrued up to the effective date of termination, (b) all pay for accrued, unused vacation that the Company is legally obligated to pay Executive, if any, (c) all benefits or compensation accrued prior to termination, as provided under the terms of any employee benefit and compensation agreements or plans applicable to the Executive, (d) exercise outstanding stock options in accordance with the terms of the agreements governing such equity awards, and (e) all business expenses required to be reimbursed under the Company’s expense reimbursement policy to the Executive with respect to business expenses incurred prior to termination. For up to 12 months after termination, Executive may retain his laptop (subject to the Company’s security measures), cell phone, support and voicemail. In addition, if the termination is by the Company without Cause or by the Executive for Good Reason (as defined in Section 10 below), he shall be entitled to the amounts and benefits specified in Section 8; provided, however, that the amounts specified in Section 8 will be reduced by amounts that Executive is eligible to receive as severance under any other Company plan, policy, or practice.

8. Severance.

(a) Termination after Change of Control, Resignation for Good Reason or Termination by Company Without Cause. In the event that during the Employment Term, the Executive is terminated after a Change of Control (as defined in Section 10 below), resigns for Good Reason, or the Company terminates Executive’s employment without Cause, Executive shall receive: (i) lump sum payment of Executive’s Base Salary for twelve (12) months, less applicable taxes (ii) a lump sum payment of Executive’s bonus pursuant to his bonus plan in effect on the termination date, (iii) full acceleration of unvested equity compensation granted to Executive including, without limitation, the options and restricted stock described in Section 4(c) and (d) above, (iv) post termination exercise of options for a period of twelve (12) months following the date of Executive’s termination, and (v) reimbursement for COBRA premiums, less Executive’s normal monthly contribution, for Executive and Executive’s eligible dependents, payable when such premiums are due, provided Executive elects to continue medical coverage under applicable law for a period of twelve (12) months, or until such date Executive is no longer eligible for COBRA coverage or Executive stops remitting normal monthly contribution.

(b) Resignation without Good Reason or Termination for Cause. If Executive resigns without Good Reason or if the Company terminates Executive’s employment for

Cause, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of Compensation by the Company to Executive hereunder will terminate immediately and (iii) Executive will not be eligible for severance or change of control benefits in accordance with this Agreement.

(c) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability (as defined in Section 10 below), then, Executive will be entitled to receive benefits only in accordance with the Company’s then established plans, programs, and practices.

(d) 409A Compliance. Notwithstanding subsections 8(a) and (b), to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and only if the Company goes public prior to Executive’s termination, during the first six months after termination, Executive’s severance benefits will accrue, payable in a lump sum payment on the second day of the seventh month after termination.

(e) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment.

9. Conditions to Receipt of Severance. In the event that Executive becomes entitled to the severance payments and accelerated vesting as described in Section 8 above, such receipt of payments and accelerated vesting will be conditioned on (i) such payments being subject to all applicable tax withholding, (ii) Executive signing and not revoking a separation agreement and release of claims similar to the release set forth below, and (iii) Executive continuing to comply with the non-solicitation, non-compete, and non-disparagement agreements with the Company described under “Non-Solicitation, Non-Competition and Non-Disparagement” below.

(a) Release of Claims. Executive acknowledges and agrees to execute a release identical in substance to the release contained in this Section below, covering the time period from the Effective Date through the last date of employment under this Agreement; provided, however, the Parties agree to modify the release to comply with any new laws which may become applicable. If the Executive refuses to sign such a release, the Executive shall be deemed to have failed to abide by the material terms of this Agreement.

(b) Terms of Release. The receipt of any severance benefits under this Agreement and the Executive’s acceptance of the provisions of this Agreement will be subject to the Executive agreeing that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its officers, managers, supervisors, agents and employees. Executive, on behalf of himself, his heirs, administrators, representatives, executors, successors and assigns, and each of them, hereby release the Company, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns, and each of them (the “Released Parties”) of and from any and all claims, duties, obligations, actions and causes of action, whether now known or unknown, which the Executive now has, ever had, or shall or may hereafter have against the Released Parties, or any of them, based upon or arising out of, directly or indirectly, any matter, cause, fact, thing, act or omission whatsoever occurring or existing any time up to and including the date he signs this Agreement, including, but not limited to, any claims arising from or related to his employment with the Company or the termination of that employment, any and all claims relating to, or arising from, his right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law and any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to California Labor Code Sections 1400-1408 or any other applicable law. The foregoing release shall not extend to any right of indemnification Executive has or may have for liabilities arising from Executive’s actions within the course and scope of his employment for the Company.

The Company and Executive agree that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

Executive acknowledges and agrees that any breach of any provision of this Agreement will constitute a material breach of this Agreement and will entitle the Company immediately cease all benefits provided to Executive under this Agreement.

(c) Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (i) he should consult with an attorney prior to executing this Agreement; (ii) he has up to twenty-one (21) days within which to consider this Agreement; (iii) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (iv) this Agreement will not be effective until the revocation period has expired; and, (v) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

(d) Civil Code Section 1542. In connection with the foregoing general release, the Executive acknowledges that he has read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly waives and relinquishes all rights and benefits that he has or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. Executive acknowledges that he or his agents may hereafter discover facts or claims in addition to or different from those he now knows or believes to exist, but that he nevertheless intends to fully and finally settle all claims released herein.

(e) Non-solicitation, Non-competition and Non-disparagement. The receipt of any severance pursuant to Section 8 will be subject to the Executive agreeing that during the period of employment and during any period in which the Company is making payments or providing benefits to Executive, Executive shall not directly or indirectly engage in, have any ownership interest in or participate in any entity that directly competes with the specific products offered by the Company prior to Executive’s termination. For purposes of the preceding sentence, if Executive engages in, has any ownership interest in or participates in a corporation that includes multiple divisions or business units, the term “entity” shall exclusively mean the division or business unit in which Executive engages, has any ownership interest or participates. In addition, during the period of employment and for a period of two years thereafter, Executive shall not (i) solicit any employee of the Company for employment other than at the Company, and (ii) knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company and/or its officers or directors. A general advertisement not targeted specifically at a Company employee (or employees) that is placed in general circulation media outlets will not be a violation of clause (i). Notwithstanding clause (i), upon the request of a Company employee, Executive may serve as an employment reference for the employee.

10. Definitions.

(a) Disability. For purposes of this Agreement, Disability will have the same defined meaning as in the Company’s long-term disability plan.

(b) Cause. For purposes of this Agreement, Cause means (i) Executive’s willful or grossly negligent failure to perform his assigned significant duties or responsibilities after two notices at least 30 days apart from the Company describing his failure to perform such significant duties or responsibilities; (ii) Executive engages in any act of gross dishonesty, fraud or gross misrepresentation which has an adverse effect on the Company; (iii) Executive’s knowing or reckless violation of any federal or state law or regulation applicable to the Company’s business which has a material adverse effect on the Company; (iv) Executive’s material breach of any confidentiality agreement or invention assignment agreement between him and the Company; or (v) Executive is convicted of, or enters a “no contest” plea to, any felony, or commits any act of moral turpitude, which felony or act of moral turpitude was or is reasonably likely to injure the Company. Provided however, that the Company only will have Cause if an event or circumstances constituting Cause specified in any of the preceding clauses is not cured, if curable, within thirty (30) days after the Company gives written notice to Executive. Provided further, that the occurrence of three (3) events or circumstances constituting Cause, even if cured, will be a material breach of this Agreement resulting in Executive’s termination for Cause.

(c) Good Reason. For purposes of the Agreement, Good Reason means (i) a material reduction in Executive’s duties, position or authority relative to his duties, position or authority in effect immediately prior to such reduction including, without limitation, a requirement that Executive report to anyone other than the Company’s CEO or Board of Directors; (ii) a material reduction in the facilities and perquisites (including office space, staff and location) available to Executive immediately prior to such reduction, excluding an across-the-board reduction of facilities and perquisites affecting all executive officers of the acquiring corporation similarly; (iii) a requirement that Executive relocates his principal working location more than 38 miles from Executive’s residence as of the Effective Date; or (iv) any reduction in Executive’s base salary, target bonus or benefits as in effect immediately prior to such reduction (other than a benefits reduction applied consistently to all employees at the same level).

(d) Change of Control. For purposes of this Agreement, Change of Control means the occurrence of any of the following events (except in each case as a result of the sale by the Company of its securities for the purpose of raising additional funds):

(i) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, a Subsidiary of the Company, or a Company employee benefit plan) which did not previously possess such securities becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing a majority of the combined voting power of the Company’s then outstanding securities;

(ii) The closing of (i) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (ii) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity;

(iii) The issuance of securities which would give a “person” or “group” beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors; or

(iv) Election of individuals representing a majority of the board of directors if those directors were nominated by a “person” or “group” and the incumbent board of directors publicly opposed the election of those directors.

11. Indemnification. Executive will execute the Company’s standard form of Indemnification Agreement (the “Indemnification Agreement”) which shall remain in full force and effect until its expiration in accordance with its terms. Executive shall continue to be subject to the rights and obligations under the Indemnification Agreement until its expiration in accordance with its terms.

12. Confidential Information. Executive will execute the Company’s standard form of Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”); provided, however, that Executive agrees he will be subject to the non-solicitation provision of such agreement during the employment term and the date two years following the termination of Executive’s employment.

13. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

Alien Technology Corporation

c/o Corporate Secretary

18220 Butterfield Blvd.

Morgan Hill, CA 95037

If to Executive:

at the last residential address known by the Company.

14. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s prior service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

16. Legal Expenses. The Company will reimburse Executive up to Five Thousand dollars ($5,000) for reasonable legal fees incurred by him in connection with the negotiation, preparation, and execution of this Agreement. Additionally, if cash payments are paid to Executive under this Section 16, then Executive shall be entitled to receive an additional payment in an amount calculated to ensure that after Executive pays all taxes imposed upon such cash payments (including such additional payment), Executive retains an amount equal to such legal fees.

17. Parachute Tax Gross-Up.

(a) Gross-Up Payment. If it is determined that any payment or distribution of any type to Executive or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross- Up Payment”) in an amount calculated to ensure that after Executive pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross Up Payment, Executive retains an amount of the Gross-Up Payment equal to fifty percent (50%) of the Excise Tax imposed upon the Total Payments. As an example, if Executive’s Excise Tax equaled $1,000, the Company would pay a Gross-Up Payment of $500, plus any additional taxes, interest or penalties resulting from the Gross-Up Payment.

(b) Determination by Accountant. All determinations and calculations required to be made under this Section 17 shall be made by an independent accounting firm selected by Executive from among the largest four accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to Executive and the Company within five business days after Executive or the Company made a request (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Executive within five business days after the Determination has been delivered to him or the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error.

(c) Over- and Underpayments. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to Executive or for his benefit. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive’s repaying to the Company an amount that is less than the Overpayment.

(d) Greatest After-Tax Amount. Any other provision of this Section 17 notwithstanding, Executive and the Company agree that Executive’s Total Payments hereunder will be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of Total Payments.

18. Integration. This Agreement will supersede all other agreements whether written or oral between the Company or any subsidiary and Executive, except the Executive’s Confidential Information Agreement, the Indemnification Agreement, and standard forms of equity award grant and/or agreement.

19. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALIEN TECHNOLOGY CORPORATION:

/s/ Stavro Prodromou	Date: 2/22/06
Stavro Prodromou
Chief Executive Officer For Alien Technology Corporation

EXECUTIVE:

/s/ Robert K. Eulau	Date: 2/22/06
Bob Eulau

[SIGNATURE PAGE TO B. EULAU EMPLOYMENT AGREEMENT]